Prospectus Supplement filed under Rule 424(b)(3)
                                                      Registration No. 333-84573

                              Prospectus Supplement
                              Dated August 27, 1999

     The Prospectus dated August 13, 1999 relating to the offer for resale of up to $361,000,000 aggregate principal amount of The Interpublic Group of Companies, Inc.'s 1.87% Convertible Subordinated Notes due 2006, and such shares of common stock as may be issued upon conversion of the notes, is hereby supplemented to include the following information in the "Selling
Securityholders" table in the Prospectus Supplement dated August 13, 1999:

                                                              Principal Amount
                                                               of Registered
                    Selling Securityholders                        Notes
------------------------------------------------------      -------------------

Aim Strategic Income Fund ............................          $ 1,400,000
Aim Variable Strategic Income Fund ...................              110,000
Allstate Life Insurance Company 1 ....................            3,750,000
Allstate Insurance Company 2 .........................            5,250,000
BVI Social Security Board ............................               40,000
City University of New York ..........................               90,000
FIST Franklin Convertible Securities Fund ............            2,000,000
GLG Market Neutral Fund ..............................            3,000,000
Maryland Retirement System ...........................            1,975,000
Merrill Lynch Insurance Group ........................              335,000
New Orleans Fire Fighters ............................              145,000
1976 Distribution Trust FBO A.R. Lauder/Zinterhoff ...               20,000
1976 Distribution Trust FBO Jane A. Lauder ...........               20,000
Occidental Petroleum Corp ............................              245,000
Ohio Bureau of Workers Compensation ..................              325,000
Oppenheimer Convertible Securities Fund ..............            9,000,000
Pell Rudman Trust Company ............................            2,565,000
Shell Pension Trust ..................................              195,000
The Grabie Foundation ................................              135,000
The Paul Revere Protective Life Insurance Company ....            1,200,000
------------------------------------------------------          -----------
Total of Above........................................          $31,800,000
                                                                ===========
-------------------------
1 Allstate Life Insurance Company is the owner of 5,500 shares of Interpublic's common stock.

2 Allstate Insurance Company is the owner of 73,100 shares of Interpublic's common stock.

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     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by OCM Convertible Trust is reduced from $2,345,000 to $2,100,000.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by OCM Convertible Limited Partnership is reduced from $110,000 to $100,000.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Delta Airlines Master Trust is reduced from $5,785,000 to $5,605,000. The related footnote is amended to read: "Calamos(R) Asset Management, Inc. manages $4,045,000 of the notes beneficially owned by Delta Airlines Master Trust, and Oaktree Capital Management, LLC manages $1,560,000 of the notes beneficially owned by Delta Airlines Master Trust."

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by State Employees' Retirement Fund of the State of Delaware is reduced from $1,495,000 to $1,340,000.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Partner Reinsurance Company, Ltd. is reduced from $455,000 to $405,000.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Chrysler Corporation Master Retirement Trust is reduced from $4,285,000 to $3,835,000.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Motion Picture Industry Health Plan--Active Member Fund is reduced from $520,000 to $465,000.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Motion Picture Industry Health Plan--Retiree Member Fund is reduced from $260,000 to $235,000.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Vanguard Convertible Securities Fund, Inc. is reduced from $3,145,000 to $2,815,000.